Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

(212) 373-3000

(212) 757-3990

August 9, 2013

The Bon-Ton Department Stores, Inc.

2801 East Market Street

York, PA 17402

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (the “Company”), The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Parent”) and each subsidiary of the Issuer named on Schedule I (collectively, the “Subsidiary Guarantors,” and together with the Parent, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of the Company’s $350,000,000 aggregate principal amount of 8.00% Second Lien Senior Secured Notes due 2021 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”).

The Exchange Notes and the Exchange Guarantees are to be offered in exchange for the Company’s outstanding $350,000,000 aggregate principal amount of 8.00% Second Lien Senior Secured Notes due 2021 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors (the “Initial Guarantees”).  The Exchange Notes and the Exchange Guarantees will be issued by the Company in accordance with the terms of the Indenture (the “Indenture”), dated as of May 28, 2013, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.                                      the Registration Statement;

2.                                      the Indenture, including as exhibits thereto the form of Exchange Note and the related Exchange Guarantees, incorporated by reference as Exhibit 4.1(a) to the Registration Statement; and

3.                                      the Registration Rights Agreement, dated as of May 28, 2013 (the “Registration Rights Agreement”), among the Company, the Guarantors and the initial purchasers named therein, incorporated by reference as Exhibit 4.1(b) to the Registration Statement.

In addition, we have examined such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.  We have also relied as to factual matters upon the representations and warranties of the Company and the Guarantors made in the Documents and relied upon certificates of public officials and the officers of the Company and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.  We have also assumed, without independent investigation, (i) that the Exchange Notes and Exchange Guarantees will be issued as described in the Registration Statement, (ii) that the Exchange Notes and Exchange Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added, (iii) that each of the Company and each Guarantor is validly existing and in good standing under the laws of its jurisdiction of organization, (iv) that each of the Company and each Guarantor has all necessary power and authority to execute, deliver and perform its obligations under the Indenture and the Exchange Notes or Exchange Guarantees, as applicable, (v) that the execution, delivery and performance by each of the Company and each Guarantor of the Indenture and the Exchange Notes or Exchange Guarantees, as applicable, has been duly authorized by all necessary corporate or limited liability company action and do not violate such party’s certificate or articles of incorporation, articles of association, by-laws, operating agreements or other organizational documents or the laws of its jurisdiction of organization and (vi) the due execution and delivery of the Indenture and the Exchange Notes or Exchange Guarantees, as applicable, by each of the Company and each Guarantor under the laws of its jurisdiction of organization.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.             When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.             When the Exchange Guarantees are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Guarantees as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Guarantees will be valid and legally binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except that enforceability of the Exchange Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York.  Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Schedule I

Subsidiary Guarantors

Name	Jurisdiction of Organization
The Bon-Ton Giftco, LLC	Virginia
The Bon-Ton Stores of Lancaster, Inc.	Pennsylvania
Bon-Ton Distribution, Inc.	Illinois
McRIL, LLC	Virginia
Carson Pirie Scott II, Inc.	Florida